Exhibit 8.1

List of Subsidiaries

•	America International Airports, LLC	USA
•	Yokelet S.L.U	Spain
•	ACI Airports Italia S.A.	Spain
•	ACI Airport Sudamérica S.A.	Spain
•	ACI do Brasil S.A.	Brazil
•	Inframérica Participaçoes S.A.	Brazil
•	Armenia International Airports C.J.S.C.	Armenia
•	Cedicor S.A.	Uruguay
•	Abafor S.A.	Uruguay
•	Cerealsur S.A.	Uruguay
•	CAAirports International Services S.A	Uruguay
•	Dicasa Spain S.A.	Spain
•	Corporación Aeroportuaria S.A.	Argentina
•	Inframerica Concessionária do Aeroporto de Brasilia S.A.	Brazil
•	Terminal de Cargas Uruguay S.A.	Uruguay
•	Corporación América S.A.	Argentina
•	Consorcio Aeropuertos Internacionales S.A.	Uruguay
•	Puerta del Sur S.A.	Uruguay
•	Corporación América Italia S.A.	Italy
•	Terminal Aeroportuaria de Guayaquil S.A.	Ecuador
•	Aeropuerto Ecológico de Galápagos S.A.	Ecuador
•	Cedicor Sucursal Ecuador S.A.	Ecuador
•	Corporación América Sudamericana S.A.	Panama
•	Toscana Aeroporti S.p.A.	Italy
•	Alatoscana Spa	Italy
•	Jet Fuel Co. SRL	Italy
•	Parcheggi Peretola SRL	Italy
•	Toscana Aeroporti Engineering SRL	Italy
•	Toscana Aeroporti Handling S.r.l.	Italy
•	A.C.Quasarda S.c.a.r.l	Italy
•	Corporación América Sudamérica Suc. Ecuador	Ecuador
•	Aeropuerto de Bahía Blanca S.A.	Argentina
•	Aeropuerto del Neuquén S.A.	Argentina
•	Aeropuertos Argentina 2000 S.A.	Argentina
•	Enarsa Aeropuertos S.A.	Argentina
•	Paoletti américa S.A.	Argentina
•	Texelrio S.A.	Argentina
•	Servicios y Tecnología Aeroportuaria S.A.	Argentina
•	Cargo & Logistics S.A.	Argentina

•	Villalonga Furlong S.A.	Argentina
•	Caminos del Paraná S.A.	Argentina
•	Corporandino S.A.	Perú
•	Sociedad Aeroportuaria Kuntur Wasi.S.A.	Perú
•	Anabe ITG, S,L	Spain
•	Toscana Aeroporti Construzioni S.R.L.	Italy
•	Sinatus S.A	Uruguay
•	Corporacion Africa Airports Nigeria Limited	Nigeria
•	Abuja Airport Concession Company Limited	Nigeria
•	Kano Airport Concession Limited	Nigeria
•	Barnsley ITG, SLU	Spain
•	Navinten S.A	Uruguay